                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information to be Included in Statements Filed Pursuant to Rules 13d-1(b) and (c) and Amendments Thereto Filed
                              Pursuant to 13d-2(b)

                                (Amendment No. )*

                          GENERAL CHEMICAL GROUP, INC.
        ----------------------------------------------------------------
                                (Name of issuer)

                     Common Stock, par value $.01 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    369332101
                          -----------------------------
                                 (CUSIP number)


                                December 31, 1999
                 -----------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

------------------------                               ----------------------
CUSIP No. 369332101                     13G              Page 2 of 18 Pages
------------------------                               ----------------------

---------- -------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              J O Hambro Capital Management (Holdings) Limited
              No IRS Identification Number
---------- -------------------------------------------------------------------
   2.
                                                                    (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           -------------------------------------------------------------------
                                                                    (b) [X]
---------- -------------------------------------------------------------------
   3.      SEC USE ONLY
---------- -------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    England
-------------------------- ------- -------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- -------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            766,000
          EACH             ------- -------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- -------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            766,000
---------- -------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             766,000
---------- -------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
           CERTAIN SHARES*
---------- -------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             4.5%
---------- -------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             HC, CO
---------- -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                               -------------------------
CUSIP No. 369332101                 13G                    Page 3 of 18 Pages
------------------------                               -------------------------


---------- -------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              J O Hambro Capital Management Limited
              No IRS Identification Number
---------- -------------------------------------------------------------------
   2.                                                               (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           -------------------------------------------------------------------
                                                                    (b) [X]
---------- -------------------------------------------------------------------
   3.      SEC USE ONLY

---------- -------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    England
-------------------------- ------- -------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- -------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            766,000
          EACH             ------- -------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- -------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            766,000
---------- -------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             766,000
---------- -------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                              [ ]
---------- -------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             4.5%
---------- -------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             IA, CO
---------- -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                        --------------------------
CUSIP No. 369332101                     13G                 Page 4 of 18 Pages
-----------------------------                        --------------------------


---------- ------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Growth Financial Services Limited
              No IRS Identification Number
---------- ------------------------------------------------------------------
   2.                                                                 (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           ------------------------------------------------------------------
                                                                      (b) [X]
---------- ------------------------------------------------------------------
   3.      SEC USE ONLY

---------- ------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    England
-------------------------- ------- ------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- ------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            350,000
          EACH             ------- ------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- ------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            350,000
---------- ------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             350,000
---------- ------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]
---------- ------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             2.1%
---------- ------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             CO
---------- ------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                             -----------------------
CUSIP No. 369332101                   13G                 Page 5 of 18 Pages
-------------------------                             -----------------------


---------- -------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              North Atlantic Smaller Companies Investment Trust plc
              No IRS Identification Number
---------- -------------------------------------------------------------------
   2.                                                                 (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           -------------------------------------------------------------------
                                                                      (b) [X]
---------- -------------------------------------------------------------------
   3.      SEC USE ONLY

---------- -------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    England
-------------------------- ------- -------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- -------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            350,000
          EACH             ------- -------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- -------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            350,000
---------- -------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             350,000
---------- -------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]
---------- -------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             2.1%
---------- -------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             IV, CO
---------- -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                          -----------------------
CUSIP No. 369332101                     13G                 Page 6 of 18 Pages
------------------------------                          -----------------------


---------- ------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              American Opportunity Trust plc
              No IRS Identification Number
---------- ------------------------------------------------------------------
   2.                                                                (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           ------------------------------------------------------------------
                                                                     (b) [X]
---------- ------------------------------------------------------------------
   3.      SEC USE ONLY

---------- ------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    England
-------------------------- ------- ------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- ------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            400,000
          EACH             ------- ------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- ------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            400,000
---------- ------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             400,000
---------- ------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                               [ ]
---------- ------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             2.4%
---------- ------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             IV, CO
---------- ------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                       -------------------------
CUSIP No. 369332101                    13G                 Page 7 of 18 Pages
------------------------------                       -------------------------


---------- --------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Christopher Harwood Bernard Mills
              No IRS Identification Number
---------- --------------------------------------------------------------------
   2.                                                                   (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           --------------------------------------------------------------------
                                                                        (b) [X]
---------- --------------------------------------------------------------------
   3.      SEC USE ONLY

---------- --------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    England
-------------------------- ------- --------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- --------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            766,000
          EACH             ------- --------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- --------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            766,000
---------- --------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             766,000
---------- --------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                  [ ]
---------- --------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             4.5%
---------- --------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             IN
---------- --------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                        ------------------------
CUSIP No. 369332101                   13G                  Page 8 of 18 Pages
------------------------------                        ------------------------

---------- -------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Premier North Atlantic
              No IRS Identification Number
---------- -------------------------------------------------------------------
   2.                                                                (a)
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b) [X]
---------- -------------------------------------------------------------------
   3.      SEC USE ONLY

---------- -------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Luxembourg
-------------------------- ------- -------------------------------------------
                             5.    SOLE VOTING POWER
        NUMBER OF                           0
         SHARES            ------- -------------------------------------------
      BENEFICIALLY           6.    SHARED VOTING POWER
        OWNED BY                            16,000
          EACH             ------- -------------------------------------------
        REPORTING            7.    SOLE DISPOSITIVE POWER
         PERSON                             0
          WITH             ------- -------------------------------------------
                             8.    SHARED DISPOSITIVE POWER
                                            16,000
---------- -------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                             16,000
---------- -------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                 [ ]
---------- -------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                             0.1%
---------- -------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                             IV, CO
---------- -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G
                           -------------------------

Item 1(a).     Name of Issuer:
               ---------------

         General Chemical Group, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

         Liberty Lane, Hampton, New Hampshire  03842.
         -------------------------------------------


Item 2(a).        Name of Person Filing:
                  ----------------------

         This Statement is filed on behalf of the following seven persons, who are collectively referred to as the "Filing Parties":

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser Oryx as well as certain private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT and American Opportunity Trust.

4. Growth Financial Services Limited ("GFS"), formerly named Growth Investment Management Limited, is a corporation organized under the laws of England with its principal office at 77 Middle Street, Brockham, Surrey RH3 7HL England and with its principal business at 10 Park Place, London SW1A 1LP England. GFS has undertaken to provide the services of Christopher Mills to NASCIT.

5. North Atlantic Smaller Companies Investment Trust plc ("NASCIT"), formerly named Consolidated Venture Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. NASCIT is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to NASCIT.

6. American Opportunity Trust plc ("American Opportunity Trust"), formerly named Leveraged Opportunity Trust plc, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. American Opportunity

                               Page 9 of 18 Pages

         Trust is a publicly-held investment trust company. Christopher Harwood Bernard Mills and J O Hambro Capital Management serve as co-investment advisers to American Opportunity Trust.

7. Premier North Atlantic ("Premier") is a sub-fund of Premier International Investments, an open-ended investment company incorporated in Luxembourg with its principal offices at European Bank and Business Centre, 6D Route de Treves, L-2633, Luxembourg. J O Hambro Capital Management Limited is the investment adviser to Premier.

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            -----------------------------------------------------------

         The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, 10 Park Place, London SW1A 1LP England.

Item 2(c).  Citizenship:
            -----------

         England

Item 2(d).  Title of Class of Securities:
            ----------------------------

         Common Stock, par value $.01 per share.

Item 2(e).  CUSIP Number:
            -------------

         369332101

Item 3.     If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
            ------------------------------------------------------------------
            check whether the person filing is a:
            -------------------------------------

         Not Applicable.

Item 4.     Ownership:
            ----------

         The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of December 31, 1999 are as follows:



                                                                         Number of        Number of
                                                         Number of        Shares:       Shares: Sole
               Filing                   Aggregate      Shares: Sole        Shared         or Shared
               Party                    Number of        Power to         Power to        Power to       Approximate
                                         Shares:           Vote             Vote           Dispose       Percentage*
------------------------------------- --------------- ---------------- --------------- ---------------- ---------------
Holdings                                766,000              0             766,000          766,000            4.5%
J O Hambro Capital Management           766,000              0             766,000          766,000            4.5%
Christopher H.B. Mills                  766,000              0             766,000          766,000            4.5%
------------------------------------- --------------- ---------------- --------------- ---------------- ---------------

                              Page 10 of 18 Pages


                                                                         Number of        Number of
                                                         Number of        Shares:       Shares: Sole
               Filing                   Aggregate      Shares: Sole        Shared         or Shared
               Party                    Number of        Power to         Power to        Power to       Approximate
                                         Shares:           Vote             Vote           Dispose       Percentage*
------------------------------------- --------------- ---------------- --------------- ---------------- ---------------
American Opportunity Trust              400,000              0             400,000          400,000            2.4%
GFS                                     350,000              0             350,000          350,000            2.1%
NASCIT                                  350,000              0             350,000          350,000            2.1%
Premier                                  16,000              0              16,000           16,000            0.1%
------------------------------------- --------------- ---------------- --------------- ---------------- ---------------


         * Based 16,860,175 shares of Common Stock, par value $.01 per share, outstanding as of November 1, 1999, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         As co-investment advisers to NASCIT, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement entered into among NASCIT, GFS and Christopher Mills and an agreement entered into between NASCIT and J O Hambro Capital Management, each dated as of January 7, 1993, respectively.

         As co-investment advisers to American Opportunity Trust, Christopher Harwood Bernard Mills and J O Hambro Capital Management share the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of January 7, 1993 between American Opportunity Trust and J O Hambro Capital Management.

         As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

Item 7.  Identification  and Classification of the Subsidiary Which Acquired
         -------------------------------------------------------------------
         the Security Being Reported on by the Parent Holding Company:
         -------------------------------------------------------------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

         See Item 2(a).

                              Page 11 of 18 Pages

Item 9.  Notice of Dissolution of Group:
         -------------------------------

         Not Applicable.

Item 10. Certification:
         --------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 12 of 18 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 25, 2000              J O HAMBRO CAPITAL MANAGEMENT LIMITED

                                    By: /s/ R.G. Barrett
                                       ___________________________
                                    Name: R.G. Barrett
                                    Title:   Director

                                    Executed on behalf of the parties
                                    hereto pursuant to the Joint Filing
                                    Agreement previously filed.

                              Page 13 of 18 Pages

                                    EXHIBITS

         The following documents are filed herewith:

         (a) Joint Filing Agreement dated as of April 25, 2000 among Holdings, J O Hambro Capital Management, NASCIT, GFS, American Opportunity Trust, Christopher Harwood Bernard Mills and Premier.

                              Page 14 of 18 Pages

                             JOINT FILING AGREEMENT

                             JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated
April 25, 2000 with respect to the shares of Common Stock, $0.01 par value, of General Chemical Group, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.



Date:  April 25, 2000               NORTH ATLANTIC SMALLER COMPANIES
                                    INVESTMENT TRUST PLC

                                    By:  J O Hambro Capital Management Limited,
                                                Its investment advisor

                                          /s/ R.G. Barrett
                                    By:_______________________________
                                    Name: R.G. Barrett
                                    Title:   Director



Date:  April 25, 2000               J O HAMBRO CAPITAL MANAGEMENT LIMITED

                                          /s/ R.G. Barrett
                                    By:_______________________________
                                    Name: R.G. Barrett
                                    Title:   Director



Date:  April 25, 2000               J O HAMBRO & CAPITAL MANAGEMENT
                                            (HOLDINGS) LIMITED

                                          /s/ R.G. Barrett
                                    By:_______________________________
                                    Name: R.G. Barrett
                                    Title:   Director

Date:  April 25, 2000               GROWTH FINANCIAL SERVICES LIMITED


                                        /s/ C.H.B. Mills
                                    By:_______________________________
                                    Name: C.H.B. Mills
                                    Title:   Director



Date:  April 25, 2000               AMERICAN OPPORTUNITY TRUST PLC

                                    By:  J O Hambro Capital Management Limited,
                                                 Its investment advisor

                                        /s/ R.G. Barrett
                                    By:_______________________________
                                    Name: R.G. Barrett
                                    Title:   Director



Date:  April 25, 2000               CHRISTOPHER H. B. MILLS

                                    /s/ C. H. B. MILLS
                                    -------------------------------



Date: April 25, 2000                PREMIER NORTH ATLANTIC

                                    By: J O Hambro Capital Management Limited,
                                                   Its investment advisor

                                        /s/ R.G. Barrett
                                    By:_______________________________
                                    Name: R.G. Barrett
                                    Title:   Director